EXHIBIT 99.1

News Release

Torchmark Corporation • 2001 Third Avenue South • Birmingham, Alabama 35233

Contact: Joyce Lane 972-569-3627 NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS THIRD QUARTER RESULTS

CHAIRMAN OF THE BOARD TO RETIRE IN 2006

Birmingham, Alabama, October 19, 2005–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2005, net income was $1.14 per share ($119 million) compared with $1.12 per share ($124 million) for the year-ago quarter. Net operating income for the quarter ended September 30, 2005, was $1.16 per share ($122 million), a 7% per share increase, compared with $1.08 per share ($120 million) for the year-ago quarter. Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses, and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary
	(dollars in millions, except per share data)
	Per Share Quarter Ended September 30,		% Chg.	Quarter Ended September 30,		% Chg.
	2005	2004		2005	2004
Insurance underwriting income*	$1.03	$.91	13	$107.4	$101.4	6
Excess investment income*	.77	.76	1	80.5	83.9	(4)
Parent company expenses	(.02)	(.02)		(2.3)	(2.1)
Income tax	(.61)	(.57)	7	(63.7)	(63.1)	1

Net operating income	$1.16	$1.08	7	$121.9	$120.0	2

Realized gains (losses), net of tax:
Investments	.01	.01		0.8	0.7
Valuation of interest rate swaps	(.04)	.03		(3.7)	3.4

Net income	$1.14	$1.12		$119.0	$124.1

Weighted average diluted shares outstanding (in thousands)	104,704	110,938

*	See definitions in the discussions below and in the Torchmark 2004 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the third quarter 2005 with third quarter 2004

Insurance Underwriting Income

Torchmark’s insurance operations consist primarily of the sales and administration of life and supplemental health insurance.

Insurance underwriting margin is management’s measure of profitability of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the operating segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expenses and income taxes.

Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income
	(dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2005	% of Premium	Quarter Ended Sept. 30, 2004	% of Premium	% Change
Insurance underwriting margins:
Life	$95.2	26	$88.9	25	7
Health	44.4	18	44.1	17	0
Annuity	3.4		3.2

	143.0		136.2
Other income	0.6		0.4
Administrative expenses	(36.2)		(35.3)		2

Insurance underwriting income:	$107.4		$101.4		6
Per share	$1.03		$.91		13

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 67% of the Company’s insurance underwriting margin for the quarter and 59% of total premium revenue. In addition, the investments supporting the reserves for the life segment generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, Liberty National (LNL) Agency, and the Military Agency (an independent agency). First year collected premium, total premium and life insurance margins by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

Premium revenue from life insurance increased 5% to $366 million. Direct Response grew 7% to $104 million, American Income grew 9% to $96 million and Military grew 5% to $50 million; however, LNL Agency remained unchanged with life premium revenue of $75 million.

Life underwriting margin of $95 million grew 7%, led by American Income with $31 million, a 12% increase, and Direct Response with $26 million, up 10%. Life underwriting margin as a percentage of premium increased to 26% from 25% primarily from improvements at both LNL Agency and American Income.

Life insurance first year premium was $54 million, an 8% decline from the year-ago quarter. First year premium is a statistical measure of the premium collected on policies in their first policy year and is considered by Torchmark as an indicator of growth in future premium revenues.

First year collected premium was unchanged at Direct Response, declined 4% at American Income, 10% at Liberty National and 28% at the Military agency. American Income and Liberty National’s first year premium collections have declined as the two agencies work to hire and train new recruits. The Military Agency’s over-all sales have declined during the last year as it lost 30% of its producing agents appointed with Torchmark due to changes in its non-Torchmark investment products that resulted in reduced initial commission rates on those products.

Recruiting new life agents and growing the number of producing agents at the agency distribution channels are critical to growth in sales. In the third quarter 2004, Torchmark’s captive career agencies began renewed initiatives to recruit new agents, focusing on updating their internet recruiting programs, as well as improving their hiring and training programs. Since year-end 2004, LNL Agency’s producing agent count has grown 12% to 1,835 and American Income’s agent count has grown 3% to 2,152.

Health Insurance

The health insurance segment accounted for 31% of Torchmark’s insurance underwriting margin for the quarter and 40% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. Medicare supplements accounted for 59% of the Company’s total health premium; however, Medicare supplements were only 26% of first year health premium, reflecting the change in the product mix sold in recent years. Health products are distributed primarily by the United American Independent and Branch Office Agencies.

Premium revenue from health insurance was $249 million, down 4%. Total Medicare supplement premium declined 8% to $146 million. Total non-Medicare health premium of $102 million was up 2%. Combined health premium of the Company’s two leading health distribution units, UA Independent and UA Branch Office Agencies, also declined 4%, reflective of their large but declining block of Medicare supplements in force. Their Medicare supplement premium revenue declined 9% to $137 million while their non-Medicare health premium grew 11% to $50 million. A 10% decline to $37 million at Liberty National was the result of lower premium rates on a closed block of cancer business, as was previously announced.

Health insurance underwriting margin was $44 million, unchanged from the year-ago quarter. As a percentage of premium, the health underwriting margin increased to 18% from 17% primarily due to the improved margin at Liberty National resulting from a lower loss ratio in the closed block of cancer business.

First year health premium declined 16% to $35 million. First year premium from non-Medicare health policies was $26 million, down 8%; however, the UA Branch Office Agency’s non-Medicare first year premium of $12 million was up 6%. First year premium for Medicare supplements was $9 million, a 32% decline from the year-ago quarter.

Recruiting and developing new health agents is also critical to growth in health sales. At quarter-end, the UA Branch Office had 1,854 agents, up 9% from the year-ago quarter when renewed internet recruiting began.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

In September 2005, Torchmark’s subsidiary United American was awarded a contract by the federal Medicare administrator CMS to be an insurer (PDP organization) under the new Medicare Part D prescription drug plan. United American will offer its plan in all states except Alaska and Hawaii, with its New York only subsidiary First United American offering the plan in New York. Enrollees in the UA plan will pay an average monthly premium of $34.82, and ranging from $29.78 to $40.96, depending on region of residence. Marketing of the plan began October 1 with a national multi-media advertising campaign including Paul Harvey on the radio and a TV commercial featuring Ms. Carol Burnett on national network and cable television. A direct mail campaign targeting current policyholders as well as other eligible Medicare beneficiaries is also underway. Enrollment begins November 15, 2005 for coverage beginning January 1, 2006. Additional details are at www.uamedicarepartd.com.

Impact of recent hurricanes

All of Torchmark’s subsidiaries had policyholders, and to some extent, sales operations in the areas impacted by hurricanes Katrina and Rita. It is still too early to gauge the other-than-temporary impact on sales, but in general, the worst impacted area, New Orleans, was not a major sales area for Torchmark products. Premium collection from policyholders in the harder hit areas has been delayed due to the closing of post offices and relocation of policyholders. To date, the Company has waived $110 thousand of one month’s uncollected premium in the harder hit areas. As of the date of this release, no zip codes remain closed in these areas and billing has resumed. With the Company’s access to the Post Office’s “change of address” notices, billing to policyholders who have relocated has also resumed. Therefore, it is not expected that all of these policies will lapse.

INVESTMENTS – comparing the third quarter 2005 with third quarter 2004

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes the interest costs credited to net policy liabilities and the net financing costs. Net financing costs are interest on debt offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program where excess cash flow is used to repurchase TMK shares rather than acquire fixed income investments.

Excess investment income was $80 million, declining from $84 million a year ago, but increasing 1% on a per-share basis, as detailed in the following table:

	Quarter Ended September 30,
	2005	2004	% Chg.
	(dollars in millions, except per share data)
Net investment income	$151.0	$145.2	4

Required interest:
Interest credited on net policy liabilities	(56.7)	(53.9)	5
Net financing costs:
Interest on debt	(15.2)	(14.0)
Income from interest rate swaps	1.4	6.6

Total net financing costs	(13.8)	(7.4)

Total required interest	(70.5)	(61.3)	15

Excess investment income:	$80.5	$83.9	(4)
Per share	$.77	$.76	1

The net investment income increase of 4% was lower than the 6% increase in average invested assets at amortized cost, reflective of lower interest rates on investments acquired in the past three years.

Net financing costs increased $6.5 million to $13.8 million due to the September 30, 2004, expiration of a ($200 million principal) lucrative interest rate swap and higher short-term interest rates. The expired swap agreement had been replaced by two new, less lucrative, swaps in August 2004, also totaling about $200 million in principal.

On September 2, 2005, the August 2004 swaps were sold. During the 11 months these swaps were held, Torchmark earned $3.7 million on the semi-annual cash settlements and $239 thousand as proceeds from the sale. The decision to sell the swaps was based on changing market conditions and the outlook for short term interest rates. After the sale described above, Torchmark has two remaining swaps. A chart containing additional information about Torchmark’s swap agreements is on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page menu, under “Financial Reports.”

While the cash settlements from the interest rate swap agreements are reflected in net operating income as management views its operations, Statement of Financial Accounting Standard (SFAS)133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The “non-cash” unrealized gain or loss from the quarterly change in the market value is recognized as a realized capital gain or loss.

Investment Portfolio Composition at September 30, 2005

At September 30, 2005, the market value of Torchmark’s fixed maturity portfolio was $8.9 billion, $476 million higher than amortized cost of $8.4 billion. This net unrealized gain is comprised of $536 million gross unrealized gains, and $60 million gross unrealized losses. At amortized cost, 91.4% of fixed maturities (91.7% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 95% of total invested assets, earned a yield of 7.0% during the third quarter of 2005. Acquisitions of fixed maturity investments during the quarter totaled $328 million, with an average annual effective yield of 5.3%, an average life of 7.8 years and average rating of A+. Acquisitions in the year-ago quarter had a comparable yield of 6.6%, an average life of 22.3 years and average rating of BBB. During the second quarter of 2005, the Company began purchasing some fixed investments with shorter maturities because of the decline in the spread of long-term over short-term rates.

SHARE REPURCHASE – during the quarter ended September 30, 2005

Torchmark’s ongoing share repurchase program resulted in the repurchase of 1 million shares of Torchmark Corporation common stock for a total cost of $52 million ($51.84 average cost per share). At September 30, 2005, there were 103.8 million Torchmark shares outstanding, 104.4 million on a diluted basis.

CHAIRMAN OF THE BOARD TO RETIRE

Chairman of the Board C. B. Hudson, 59, has announced that he will retire from the Company in early 2006. He will be succeeded as Chairman by Mark S. McAndrew, Torchmark’s Chief Executive Officer.

Mr. Hudson will retire with over 30 years of service with Torchmark and its subsidiaries. Elected to the Torchmark Corporation Board of Directors in 1983, he was named Torchmark’s Chairman of Insurance Operations in 1993, and was elected Chairman of the Board and Chief Executive Officer in 1998. He stepped down as CEO earlier this year.

Mr. McAndrew, 52, joined Globe Life in 1980 and subsequently held various executive positions with Torchmark subsidiaries and has worked closely with Mr. Hudson during their tenure. Elected to the Torchmark Board of Directors in 1998 and Chairman of Torchmark Insurance Operations in 2003, he was elected CEO in August 2005.

OTHER FINANCIAL INFORMATION

SFAS 115 requires the adjustment of fixed maturities available for sale to fair value. Without the SFAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the SFAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 60% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of SFAS 115 when analyzing balance-sheet based ratios and financial measures. Management believes that investors can equally benefit from these data. In the tables below are shown several financial ratios and measures excluding SFAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding SFAS 115 Adj.		SFAS 115 Adjustment		GAAP
	at Sept. 30,		at Sept. 30,		at Sept. 30,
	2005	2004	2005	2004	2005	2004
Net income as a return on equity (YTD)	—	—			14.6%	14.3%
Net operating income* as a return on equity (YTD)	16.1%	16.3%			—	—

Total assets (in millions)	$14,211	$13,280	$450	$612	$14,661	$13,891
Shareholders’ equity (in millions)	$3,067	$2,947	$292	$397	$3,360	$3,344
Book value per share	$29.39	$26.69	$2.80	$3.60	$32.19	$30.29
Debt to capital ratio	22.9%	22.0%			21.4%	19.9%

*	Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income on page 1 of this release.

	Quarter Ended September 30,
	(millions)
	2005	2004
Total revenue	$769.0	$774.2
Total insurance first year collected premium	$89.4	$100.7

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates contained in the Company’s Form 10-K for the year ended December 31, 2004, and subsequent forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its third quarter 2005 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, October 20, 2005. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls on the Web.” Supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries: Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane Vice President, Investor Relations Phone:972/569-3627 FAX:972/569-3282 jlane@torchmarkcorp.com Website: www.torchmarkcorp.com